Exhibit 3.182

CERTIFICATE OF FORMATION

of

LOYALTYCO LLC

This Certificate of Formation of LoyaltyCo LLC (the “LLC”), dated February 8, 2002 is being duly executed and filed by Stanley J. Andersen, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. § 18-101 et seq.) (the “LLC” Act”).

FIRST.                The name of the limited liability company formed hereby is LoyaltyCo LLC.

SECOND.          The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

THIRD.               The LLC’s existence will be perpetual.

FOURTH.           The business purpose of the LLC is any purpose permitted pursuant to the LLC Act.

FIFTH.                The initial member of the LLC is First Data Merchant Services Corporation, a Florida corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Stanley J. Andersen
Stanley J. Andersen
Authorized Person